Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Beth Coronelli 262-636-8434 e.p.coronelli@na.modine.com

Modine Reports First Quarter Fiscal 2008 Results
Raises Full Year Guidance

RACINE, Wis., July 17, 2007– Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported first quarter fiscal 2008 results from continuing operations.

“The actions we are taking to change the business model, coupled with our performance in the first quarter and increased expectations for fiscal 2008, reinforces our confidence in the long term profitable growth of our company,” said Modine President and Chief Executive Officer David B. Rayburn.  “We are extremely pleased with the strong increase in sales, especially in Europe, Asia, and South America and also within Commercial Products.  The growth in these markets offsets the nearly 55 percent decline in the North American heavy duty truck build rates following heavy demand last year prior to the change in engine emission requirements.  As a result of the higher than expected first quarter performance, we have increased our full year earnings guidance.”

First Quarter Fiscal 2008 Highlights

•	Reported strong sales volumes across most segments, offset by significant cyclical downturn in the North American truck market
•	Introduced the next generation of powertrain cooling and heat transfer technology on
July 12, 2007
•	Experienced preliminary signs of material costs stabilizing with late quarter decreases in nickel
•	Announced the formation of a technology committee of the board of directors
•	Awarded business to supply Hyundai with Euro-5 exhaust gas recirculation coolers, estimated to be approximately $100 million in orders over the next five years
•	Initiated efforts to market Modine’s Electronics Cooling business, which has been presented as a discontinued operation

“While there is still margin pressure as expected, we are beginning to experience some cost saving benefits from our manufacturing footprint realignment and product repositioning,” Rayburn said.  “Our technology efforts are also a cornerstone to our future profitability and growth, highlighted by the recent announcement of revolutionary next generation powertrain cooling and heat transfer technology.   While delivering innovative products to our customers, we are executing on our plan to lower costs, increase margins, grow the company profitably in line with return on average capital employed objectives, and provide value to our shareholders over the long term.”

First Quarter Financial Results from Continuing Operations

	Fiscal 2008	Fiscal 2007

Net sales	$ 444.1 million	$ 421.9 million
Earnings per share (EPS)	$ 0.39 per share	$ 0.65 per share[1]
Earnings before interest, taxes,
depreciation and amortization (EBITDA)*	$ 39.4 million	$ 43.4 million
[1] First quarter fiscal 2007 EPS included $0.11 of tax benefits from the utilization of a net operating loss in Brazil.

“We performed above our expectations in the first quarter which provides further evidence that efforts we have taken to restructure the business have gained traction,” said Bradley C. Richardson, Modine Executive Vice President, Finance and Chief Financial Officer.  “Our margins showed sequential quarter-over-quarter improvement despite significant weakness in the higher margin heavy duty truck business in North America.  The increase in our fiscal 2008 guidance, which is expected to include some quarterly seasonality, reinforces our confidence in our business.  We are committed to expand the gross margin to the 18 to 20 percent range long term and drive return on average capital employed to our goal of 11 to 12 percent.”

The following table reconciles the estimated significant differences in earnings from continuing operations between the first quarter of fiscal 2007 and the first quarter of fiscal 2008:

	($ in millions, after tax)
First Quarter Fiscal 2007 Earnings
from Continuing Operations		$20.9

Differences (pre-tax)
Higher volume	1.7
Net impact of higher commodity prices	(4.0)
Operating performance	5.0
Customer price decreases	(3.6)
Manufacturing realignment costs	(2.5)
Brazilian exchange rate gain	3.0
Product mix and other (primarily loss of higher margin
heavy duty truck volumes)	(6.4)

Total pre-tax differences	(6.8)
After-tax impact of above differences		(4.9)
Absence of 2007 Brazilian tax benefit		(3.6)

First Quarter Fiscal 2008 Earnings from Continuing Operations
	$12.4

Sales: First quarter sales from continuing operations were $444.1 million, an increase from $421.9 million reported in the first quarter of fiscal 2007. Excluding the impact of foreign currency exchange rate changes, underlying sales increased by $4.0 million, or 0.9 percent.  Significant strength in Europe, Asia and South America sales volumes was offset by the decline in product demand based on decreased build rates in the North American heavy duty truck market.

Gross Profit:   First quarter gross profit was $71.0 million, or 16.0 percent of sales, compared to gross profit of $78.0 million, or 18.5 percent of sales, in the same period last year.   Gross margin improved sequentially from the fourth quarter of fiscal 2007 to the first quarter of fiscal 2008, and was in line with full year expectations.  However, it did decline from the first quarter of fiscal 2007 as a result of the decrease in the higher margin North American heavy duty truck business and the continued pressure of higher raw material costs.  Operating performance improvements in the manufacturing facilities more than offset customer price decreases on a year-over-year basis.

Selling, General and Administrative (SG&A) Expenses:  First quarter SG&A expenses declined $1.9 million from the first quarter of fiscal 2007, excluding the impact of foreign currency exchange rate changes and the SG&A associated with the acquisition of the former Brazilian joint venture in May 2006.  As a percentage of sales, SG&A decreased from 12.6 percent in the first quarter of the prior year to 12.4 percent in the first quarter of fiscal 2008, which is trending toward the long term goal to drive SG&A to 11.5 percent.

Earnings:  First quarter earnings from continuing operations of $12.4 million decreased from $20.9 million in the same period last year.  Despite strong sales volumes, the company reported lower earnings in the first quarter due to declines in North American heavy duty truck build rates and year-over-year raw material increases.  The first quarter of fiscal 2008 included $3.0 million of foreign currency exchange rate gains from Brazil which is reported in other income.  A higher tax rate in the first quarter of fiscal 2008 also impacted earnings, compared to the significantly lower rate reported in the first quarter of fiscal 2007 as a result of a tax benefit from the utilization of a net operating loss in Brazil in the prior year.

First Quarter Segment Data

Original Equipment – North America segment sales decreased 25.6 percent, or $44.0 million, to $128.2 million from $172.2 million reported one year ago, with operating income of $1.0 million versus $18.1 million in the first quarter of fiscal 2007.  The decreases were primarily from a cyclical downturn and build rate declines as a result of pre-buys driven by January 1, 2007 emission requirement changes in the North American heavy duty truck market.

Original Equipment – Europe segment sales increased 20.5 percent to $177.4 million from $147.2 million in the first quarter of fiscal 2007, due to growth in powertrain cooling and engine related products in the heavy duty business, condenser sales, plus modest strength in the automotive business and a $14.0 million favorable impact of foreign currency exchange rate changes.  Operating income was $24.0 million versus $19.2 million last year.

Original Equipment – Asia segment sales increased 27.2 percent to $71.2 million from $55.9 million one year ago, primarily due to increased condenser and bus air conditioning product sales and strength in the South Korean economy.  There were also $1.7 million of favorable exchange rate changes.  Operating income of $0.9 million in the first quarter of fiscal 2008 was consistent with the $1.0 million generated in the same period last year.  The higher sales volume was offset by customer pricing pressures.

South America segment sales were $28.6 million in the first quarter of fiscal 2008, with operating income of $2.3 million.  Modine has a leading position in supplying product to the Brazilian agricultural market.  The increased strength of this market, along with strength in the overall Brazilian economy, contributed to strong sales in the first quarter of fiscal 2008.  Sales in the first quarter of fiscal 2007, which represented one month of results after the May 2006 acquisition, were $8.0 million with operating income of $0.5 million.

Commercial Products segment sales increased 12.5 percent to $44.3 million from $39.4 million one year ago with strength in air conditioning sales.  Operating income was $1.6 million in the first quarter of fiscal 2008 versus $1.8 million in the same period last year.  Softness in higher margin heating products tempered the earnings gains.

Fuel Cell segment is in the start-up phase with sales of less than $1.0 million.  The company is currently partnering with Bloom Energy and Ceres Power to provide, in the near future, clean, continuous power applying fuel cell technology to stand-alone power systems.  As previously reported, fuel cell technology has the long term potential to contribute up to 10 percent of the company’s revenues toward the end of the five year planning period based on customer estimates of volumes.

First Quarter Balance Sheet, Cash Flow and Return on Capital

The company had a net cash outflow from operating activities in the fiscal 2008 first quarter of $1.2 million, compared to net cash provided by operating activities of $6.1 million in the first quarter of fiscal 2007.  This was primarily due to increased working capital needs and declining year-over-year financial performance.  The first quarter is typically the lowest quarterly cash flow due to a normal build in working capital.   Working capital was $191.3 million at June 26, 2007, compared to $148.9 million at the end of fiscal 2007.

During the fiscal 2008 first quarter, the company funded $14.0 million of capital expenditures in support of new business, and provided $5.7 million in cash returns to shareholders through dividend payments. The cash balance at June 26, 2007 was $22.6 million, compared to $21.2 million as of March 31, 2007.

Total debt at the end of the first quarter of fiscal 2008 was $199.0 million, compared to $179.3 million at the end of fiscal 2007.  The debt to capital (debt plus shareholders’ equity) ratio increased to 28.2 percent, compared to 26.7 percent at the end of fiscal 2007. The increase in Modine’s debt level is primarily attributable to the increase in working capital and capital expenditures related to construction of plants in Mexico, China, and India.  Return on average capital employed (ROACE)*, excluding discontinued operations, for the first quarter of fiscal 2008 was 6.7 percent, compared to 9.0 percent for the first quarter of fiscal 2007.

Fiscal 2008 Outlook

Due to favorable sales and higher than expected performance in the first quarter, the company increased its fiscal 2008 guidance for earnings from continuing operations from the previous guidance of $.80 to $1.20 to a new guidance range of $1.05 to $1.25 per fully diluted share.

Guidance Summary
	Fiscal 2007	Fiscal 2008
	Actual	Low	High
Net sales	$1.72 billion	$1.70 billion	$1.80 billion
Gross margin	16.2%	16.0	16.5%
Operating margin	2.7%	3.1%	3.7%
Pre-tax earnings	$45 million	$46 million	$52 million
Tax rate	13.8%	27.0%	23.0%
EPS	$1.21	$1.05	$1.25
Capital spending	$83 million	$85 million	$105 million
Depreciation	$70 million	$75 million	$80 million

The following assumptions were used to develop Modine’s fiscal 2008 guidance.  Actual results could change significantly if the assumptions are not in line, or if developments transpire outside the company’s control.

•
The company anticipates a seasonal pattern in its 2008 fiscal results with lower volumes in the summer months and around the winter holidays due to normal customer-driven plant shutdowns, affecting the second and fourth quarter earnings.

•
Consistent with the first quarter results, the Europe, Asia, South America and Commercial Products segments are expected to remain strong in fiscal 2008.  The most significant factor impacting the guidance assumptions is truck volumes in the U.S. which will be down throughout fiscal 2008. However, the company has partially offset this decline by securing new business from Freightliner that will significantly increase Modine’s share of the U.S. truck market. The benefit from this market share gain will not be realized until the second half of fiscal 2008, because the start-up of the Freightliner business has been slow.  The U.S. heavy duty truck build rate assumption is 205,000 units for the year.

•
The gross margin should show consistent to modest improvement year-over-year. The most significant factor impacting this assumption is metals pricing remaining at recent market prices of $1.25 per pound for aluminum, $16.50 per pound for nickel, and $3.60 per pound for copper. A parallel five percent shift in the average metal prices during fiscal 2008 is estimated to result in a $0.10 per share change in our reported earnings.  The company will continue to use hedging instruments from time to time, and seek to maximize recovery of increased commodity prices from customers through pass-through agreements and hardship pricing.

•	Capital spending in fiscal 2008 reflects the manufacturing footprint repositioning activities, primarily with construction of new facilities in China, Mexico, India, and Hungary.
•	The fiscal 2008 guidance excludes the anticipated results of the Electronics Cooling business, which has been reported as a discontinued operation.

Conference Call and Webcast

Modine will conduct a conference call and webcast on Tuesday, July 17th at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss additional details regarding the company’s performance for the fiscal 2008 first quarter.   The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.   The live webcast of the conference call with slides will be available through the following link: https://www.livemeeting.com/cc/vcc/join?id=wr4266127&role=attend&pw=A426612 and dial 800-310-6649 for the audio of the call. Use passcode 4266127. You will be required to enter your name and firm affiliation. You are encouraged to log on to the webcast about 10 minutes prior to the start of the conference call. A replay of the slides and the audio will be available on the investor relations section of Modine’s website at http://www.modine.com, after July 17th, 2007.

About Modine
Modine, with fiscal 2007 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 7,800 people at 34 facilities worldwide.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, increased sales, acceleration of technology, achievement of cost reductions, changes in prices of raw materials, seasonality, refocus in global manufacturing footprint and continued financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Return on average capital employed (ROACE) Net earnings adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
	(In thousands, except per share amounts)

	Three months ended June 26,
	2007	2006
Net sales	$444,073	$421,918
Cost of sales	373,103	343,884
Gross profit	70,970	78,034
Selling, general, & administrative expenses	54,962	53,059
Restructuring (income) charges	(240)	90
Income from operations	16,248	24,885
Interest expense	(2,789)	(2,010)
Other income - net	4,129	1,539
Earnings from continuing operations before income taxes	17,588	24,414
Provision for income taxes	5,192	3,513
Earnings from continuing operations	12,396	20,901

Earnings (loss) from discontinued operations (net of income taxes)	254	(4,604)
Cumulative effect of accounting change (net of income taxes)	-	70
Net earnings	$12,650	$16,367

Earnings per share of common stock - basic:
Continuing operations	$0.39	$0.65
Earnings (loss) from discontinued operations	-	(0.14)
Cumulative effect of accounting change	-	-
Net earnings - basic	$0.39	$0.51

Earnings per share of common stock - diluted:
Continuing operations	$0.39	$0.65
Earnings (loss) from discontinued operations	-	(0.14)
Cumulative effect of accounting change	-	-
Net earnings - diluted	$0.39	$0.51

Weighted average shares outstanding:
Basic	32,112	32,213
Diluted	32,169	32,346

Dividends paid per share	$0.1750	$0.1750

Comprehensive earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and benefit plan amortization recorded in shareholders' equity, for the three month period ended June 26, 2007 and 2006, were $5,723 and $28,546, respectively.

Condensed consolidated balance sheets (unaudited)
		(In thousands)
	June 26, 2007	March 31, 2007
Assets
Cash and cash equivalents	$ 22,636	$ 21,227
Short term investments	3,050	3,001
Trade receivables - net	269,808	248,493
Inventories	116,647	108,217
Assets held for sale	8,661	9,256
Other current assets	80,397	66,663
Total current assets	501,199	456,857
Property, plant and equipment - net	514,097	514,949
Assets held for sale	5,935	9,281
Other noncurrent assets	126,023	120,486
Total assets	$ 1,147,254	$ 1,101,573
Liabilities and shareholders' equity
Debt due within one year	$ 3,156	$ 3,493
Accounts payable	195,262	194,734
Liabilities of business held for sale	3,530	3,478
Other current liabilities	107,934	106,248
Total current liabilities	309,882	307,953
Long-term debt	195,843	175,856
Deferred income taxes	19,749	18,291
Liabilities of business held for sale	95	94
Other noncurrent liabilities	115,189	106,112
Total liabilities	640,758	608,306
Shareholders' equity	506,496	493,267
Total liabilities & shareholders' equity	$ 1,147,254	$ 1,101,573

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In thousands)
Three months ended June 26,	2007	2006

Cash flows from operating activities:
Net earnings	$ 12,650	$ 16,367
Adjustments to reconcile net earnings with cash (used for) provided by operating activities:
Depreciation and amortization	19,225	17,285
Other - net	(4,225)	(119)
Net changes in operating assets and liabilities	(28,895)	(27,444)
Net cash (used for) provided by operating activities	(1,245)	6,089

Cash flows from investing activities:
Expenditures for property, plant and equipment	(13,974)	(18,081)
Acquisitions, net of cash	-	(10,950)
Proceeds from dispositions of assets	3,320	18
Other- net	232	2
Net cash used for investing activities	(10,422)	(29,011)

Cash flows from financing activities:
Net increase in debt	19,491	22,753
Repurchase of common stock, treasury and retirement	(412)	(8,703)
Cash dividends paid	(5,671)	(5,687)
Other - net	(949)	(1,532)
Net cash provided by financing activities	12,459	6,831

Effect of exchange rate changes on cash	617	(429)

Net increase (decrease) in cash and cash equivalents	1,409	(16,520)

Cash and cash equivalents at beginning of period	21,227	30,798

Cash and cash equivalents at end of period	$ 22,636	$ 14,278

Condensed segment operating results (unaudited)**
		(In thousands)

	Three months ended June 26,
	2007	2006
Sales:
Original Equipment - North America	$ 128,150	$ 172,178
Original Equipment - Europe	177,406	147,186
Original Equipment - Asia	71,166	55,933
South America	28,611	7,958
Commercial Products	44,275	39,359
Fuel Cell	439	917
Segment sales	450,047	423,531
Corporate and administrative	1,301	1,053
Eliminations	(7,275)	(2,666)
Total net sales	$ 444,073	$ 421,918

Operating income/(loss):
Original Equipment - North America	$ 1,043	$ 18,132
Original Equipment - Europe	23,968	19,188
Original Equipment - Asia	895	1,007
South America	2,267	515
Commercial Products	1,647	1,750
Fuel Cell	(651)	(39)
Segment income from operations	29,169	40,553
Corporate and administrative	(12,962)	(15,688)
Eliminations	41	20
Income from operations	$ 16,248	$ 24,885

** In the prior year, the South America segment consisted of one month of results subsequent to the acquisition of the Brazilian joint venture in May 2006.

Modine Manufacturing Company
Return on average capital employed (unaudited)
		(Dollars in thousands)
Trailing four quarters ended June 26,	2007	2006

Net earnings	$ 38,330	$ 56,421
Plus interest expense, net of tax benefit at total company effective tax rate	8,677	5,476
Net return	$ 47,007	$ 61,897

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$ 705,842	$ 686,257

Return on average capital employed	6.7%	9.0%

Interest expense	$ 10,942	$ 7,713
Total company effective tax rate	20.7%	29.0%
Tax benefit	2,265	2,237
Interest expense, net of tax benefit	$ 8,677	$ 5,476

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)
		(Dollars in thousands)
	Three months ended June 26,
	2007	2006
Net earnings	$ 12,650	$ 16,367
Provision for income taxes (a)	5,192	3,558
Interest expense	2,789	2,010
(Earnings) loss from discontinued operations (b)	(254)	4,604
Depreciation and amortization (c)	19,027	16,896
EBITDA from continuing operations	$ 39,404	$ 43,435

(a) Provision for income taxes includes $45 of taxes related to the cumulative effect of accounting change in the prior year.
(b) The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(c ) Depreciation and amortization of $198 and $389 for the quarter ended June 26, 2007 and 2006, respectively, related to discontinued operations and were excluded from the depreciation and amortization presented.